UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 9, 2007
TRANSOCEAN INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	333-75899	66-0582307

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4 Greenway Plaza
Houston, Texas 77046
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (713) 232-7500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
Between October 27, 2007 and November 9, 2007, we issued 1,223 ordinary shares upon conversion of $150,000 aggregate principal amount of our Zero Coupon Convertible Debentures and 4,613,094 ordinary shares upon conversion of $332,774,000 aggregate principal amount of our 1.5% Convertible Debentures. All of these transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) as transactions not involving any public offering and by virtue of Section 3(a)(9).
Item 8.01. Other Events.
On November 9, 2007, Transocean Inc. and GlobalSantaFe Corporation issued a joint press release announcing that both companies received the necessary shareholder approvals to complete the proposed merger of GlobalSantaFe with a wholly owned subsidiary of Transocean and related transactions.
Transocean and GlobalSantaFe currently estimate that they will complete the proposed transactions by the end of 2007. The transactions remain subject to certain regulatory clearances, the approval of the Grand Court of the Cayman Islands and other closing conditions.
A complete copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
The following exhibit is furnished pursuant to Item 8.01:

Exhibit Number	Description
99.1	Transocean Inc. Press Release dated November 9, 2007
Forward-Looking Statements
Statements included in this Current Report on Form 8-K regarding the consummation of the proposed transactions and other statements that are not historical facts are forward looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, consummation of financing, satisfaction of closing conditions, and other factors detailed in risk factors and elsewhere in our Annual Report on Form 10-K, our recent definitive proxy statement with respect to our shareholders meeting and our other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSOCEAN INC.

Date: November 14, 2007	By:	/s/ Chipman Earle

Chipman Earle
Associate General Counsel and Corporate Secretary